Exhibit 99.1

Ondas Holdings Inc. Announces Strategic Partnership with Dynam.AI

Partnership Bolstered with a Strategic Investment by Ondas in Dynam.AI

NANTUCKET, MA, October 11, 2021 – Ondas Holdings Inc. (NASDAQ: ONDS), a leading provider of private wireless data and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”), announced today that American Robotics has entered into a strategic partnership with Dynam.AI (“Dynam”), a leading developer of Artificial Intelligence (“AI”) and Machine Learning (“ML”) technologies. The partnership is focused on the development of data analytics and related platform tools intended to enhance American Robotics’ AI/ML capabilities. This partnership broadens AR’s advanced AI-driven analytics portfolio, while helping Dynam further the development of Vizlab™, Dynam’s proprietary AI/ML platform – an advanced developer toolkit for data scientists. In connection with the partnership and in recognition of the long-term strategic fit, Ondas has made a minority equity investment in Dynam.

Dynam’s combination of highly seasoned AI researchers and proprietary Vizlab™ AI/ML deployment technology will provide American Robotics with the ability to integrate the latest techniques in artificial intelligence into its products and client engagements. The Vizlab™ platform provides advanced tools for automation with a physics guided approach to predictive analytics, reasoning, and AI explainability, which are in-demand and not currently available in today’s market. Fundamentally, we believe Dynam’s proprietary platform approach offers the ability to accelerate the execution of highly complex AI/ML projects by over threefold.

"Data is the next competitive frontier for our industrial and government customers and Ondas and American Robotics are supporting them by investing in turnkey solutions," said Eric Brock, Chairman, and CEO of Ondas Holdings Inc. “We are thrilled to partner with Diana Shapiro and her team at Dynam as we define these next-generation mission-critical data solutions in the field. We believe partnering with Dynam will allow us to integrate advanced AI/ML capabilities faster and more deeply as we scale with customers,” continued Mr. Brock.

“We are excited to welcome American Robotics and Ondas as our strategic partner and shareholder,” said Diana Shapiro, Dynam CEO. “We consider this a significant proof point of the value of Dynam solutions as the demand for and adoption of advanced AI solutions continues to grow. Dynam’s novel approach and physics-based algorithms unlock the value of our partner’s data to harness intelligence and innovation, advancing their technology leadership,” continued Ms. Shapiro.

The Strategic Partnership with American Robotics

American Robotics has agreed to utilize Dynam.AI solutions to further build out its advanced data analytics platform and to expand its RaaS offerings with detection, analysis and prediction. "We have significant demand for the development of novel AI/ML applications and we believe this partnership enables American Robotics to accelerate our development with strategic, highly sought-after talent,” said Reese Moser, CEO of American Robotics. “Ecosystem development, like our relationship with Dynam, is entirely focused on driving value in our Robot-as-a-Service offering to customers,” continued Mr. Moser.

All solutions will be developed within the Dynam.AI Vizlab™ platform for data scientists to further the technology’s rapidly growing list of data libraries, complex analytic models and algorithmic functionalities.

About Ondas Holdings Inc.

Ondas Holdings Inc. ("Ondas") is a leading provider of private wireless data and and automated data solutions through its wholly owned subsidiaries Ondas Networks Inc. ("Ondas Networks") and American Robotics, Inc. ("American Robotics" or "AR"). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks' standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today's legacy private licensed wireless networks. Ondas Networks' customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators), and government entities whose demands span a wide range of mission-critical applications. American Robotics designs, develops and markets industrial drone solutions for rugged, real-world environments. AR's Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a "drone-in-a-box" turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

About Dynam.AI

Empowered by Vizlab™, our workbench of machine learning models and tools, Dynam.AI’s data scientists help clients apply advanced AI solutions to solve complex, real-world problems. Our experts enable customers with multidisciplinary science-based methodologies that deliver superior outcomes in a rapid and reliable deployment approach. Since our founding, we have provided tangible impact via artificial intelligence to organizations spanning industries such as biotechnology, manufacturing, retail, security, and medical devices. For more information, see https://www.dynam.ai.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Investor Contact: Stewart Kantor, CFO Ondas Holdings Inc. 888.350.9994 Ext. 1009

Source: Ondas Holdings Inc.

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